Exhibit 99.1

Bolt Biotherapeutics Reports Second Quarter 2024 Financial Results and Provides Business Update

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Advanced to Cohort 6 in the Phase 1 dose-escalation clinical study of BDC-3042 in patients with advanced cancers
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Abstract accepted for BDC-4182, a claudin 18.2-targeting BoltbodyTM ISAC at the Society for Immunotherapy of Cancer (SITC) 39th Annual Meeting
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Cash balance of $97.5 million as of June 30, 2024 anticipated to fund key milestones through mid-2026

REDWOOD CITY, CA, Aug. 13, 2024 – Bolt Biotherapeutics (Nasdaq: BOLT), a clinical-stage biopharmaceutical company developing novel immunotherapies for the treatment of cancer, today reported financial results for the second quarter ended June 30, 2024, and provided a business update.

“During the second quarter, we continued to make significant progress across our two programs, BDC-3042 and BDC-4182, following our strategic pipeline prioritization in May,” said Willie Quinn, Chief Executive Officer. “For our lead program BDC-3042, we completed the safety evaluation period for cohort 5 with no dose-limiting toxicities. BDC-3042 continues to be well tolerated to date, and we are now enrolling patients into cohort 6. We will be presenting a poster on BDC-4182, our claudin 18.2-targeting BoltbodyTM ISAC, at the Society for Immunotherapy of Cancer (SITC) 39th Annual Meeting, and we look forward to sharing more data on this program in November. I’m proud that the team has not missed a beat working through our strategic pipeline prioritization and restructuring. Our strong cash position allows us to move these programs through early clinical development and provides us with cash runway through mid-2026.”

Recent Highlights and Anticipated Milestones

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Advanced to cohort 6 in the Phase 1 study of BDC-3042 in patients with advanced cancers. BDC-3042 is a proprietary agonist antibody that targets Dectin-2, an immune-activating receptor expressed by tumor-associated macrophages (TAMs). This single-agent, dose-escalation Phase 1 clinical study is evaluating BDC-3042 in patients with metastatic or unresectable triple-negative breast cancer (TNBC), colorectal cancer, clear cell renal cell carcinoma, head and neck cancer, non-small cell lung cancer (NSCLC), ovarian cancer, or melanoma.
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Preparing BDC-4182 to start clinical trials in 2025. BDC-4182 is a next-generation BoltbodyTM ISAC clinical candidate targeting claudin 18.2, a novel, clinically validated target in oncology with expression in gastric/gastroesophageal junction cancer, pancreatic cancer, and other tumor types. BDC-4182 has advanced into IND-enabling activities, supported by in vitro and in vivo experiments demonstrating potent anti-tumor activity in multiple preclinical models. A poster on BDC-4182 will be presented at the Society for Immunotherapy of Cancer (SITC) 39th Annual Meeting, which will take place from November 6-10, 2024, in Houston, Texas.

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Collaborations with Genmab and Toray continue to progress. The Company continues to work with its collaborators to discover and develop ISACs for the treatment of cancer. Recent developments with Genmab supported the extension of the original initial research phase of the collaboration.
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Cash, cash equivalents, and marketable securities were $97.5 million as of June 30, 2024. Cash on hand is expected to fund multiple milestones and operations through mid-2026.

Second Quarter 2024 Financial Results

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Collaboration Revenue – Collaboration revenue was $1.3 million for the quarter ended June 30, 2024, compared to $1.4 million for the same quarter in 2023. Revenue in the comparative periods was generated from services performed under R&D collaborations as we fulfill our performance obligations.

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Research and Development (R&D) Expenses – R&D expenses were $15.4 million for the quarter ended June 30, 2024, compared to $15.6 million for the same quarter in 2023.

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General and Administrative (G&A) Expenses – G&A expenses were $4.9 million for the quarter ended June 30, 2024, compared to $5.6 million for the same quarter in 2023. The decrease between the comparable periods was mainly due to a decrease in salary and related expenses primarily due to a decrease in bonus expense as a result of the restructuring plan.

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Restructuring Charges – Restructuring charges were $3.6 million for the quarter ended June 30, 2024, consisting of $2.9 million of one-time termination benefits such as severance costs and related benefits and $0.7 million of non-cash stock-based compensation expense as a result of the restructuring plan. There were no restructuring charges in the quarter ended June 30, 2023.

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Loss from Operations – Loss from operations was $22.6 million for the quarter ended June 30, 2024, compared to $19.8 million for the same quarter in 2023.

About the Boltbody™ Immune-Stimulating Antibody Conjugate (ISAC) Platform
Bolt Biotherapeutics’ Boltbody ISAC platform harnesses the precision of antibodies with the power of the innate and adaptive immune system to generate a productive anti-cancer response. Each Boltbody ISAC candidate comprises a tumor-targeting antibody, a non-cleavable linker, and a proprietary immune stimulant. The antibody is designed to target one or more markers on the surface of a tumor cell and the immune stimulant is designed to recruit and activate myeloid cells. Activated myeloid cells initiate a positive feedback loop by releasing cytokines and chemokines, chemical signals that attract other immune cells and lower the activation threshold for an immune response. This increases the population of activated immune system cells in the tumor microenvironment and promotes a robust immune response with the goal of generating durable therapeutic responses for patients with cancer.

About Bolt Biotherapeutics, Inc.

is a clinical-stage biopharmaceutical company developing novel immunotherapies for the treatment of cancer. Bolt Biotherapeutics’ pipeline candidates are built on the Company’s deep expertise in myeloid biology and cancer drug development. The Company’s pipeline includes BDC-3042, a first-in-class agonist antibody that activates macrophages by targeting Dectin-2, and BDC-4182, a next-generation Boltbody™ Immune-Stimulating Antibody Conjugate (ISAC) clinical candidate targeting claudin 18.2. BDC-3042 is currently in a Phase 1 dose escalation trial that includes patients with any of seven different solid tumor types. BDC-4182 is supported by strong in vitro and in vivo data demonstrating potent anti-tumor activity, and activities are underway to support the initiation of clinical trials in 2025. Bolt Biotherapeutics is also developing additional Boltbody™ ISACs in strategic collaborations with leading biopharmaceutical companies. For more information, please visit https://www.boltbio.com/.

Forward-Looking Statements

This press release contains forward-looking statements about us and our industry that involve substantial risks and uncertainties and are based on our beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts contained in this press release, including statements regarding the advancement and success of our BDC-3042 clinical trial, the potential initiation of clinical trials for BDC-4182, the anti-tumor potency, safety and tolerability, and characteristics of our product candidates, the initiation of future clinical trials, the potential value of collaborations, and the expected duration of our cash runway, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “on track,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or “would,” or the negative of these words or other similar terms or expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our current beliefs, estimates and assumptions only as of the date of this press release and information contained in this press release should not be relied upon as representing our estimates as of any subsequent date. These statements, and related risks, uncertainties, factors and assumptions, include, but are not limited to: the potential product candidates that we develop may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release; such product candidates may not be beneficial to patients or become commercialized; and our ability to maintain our current collaborations and establish further collaborations. These risks are not exhaustive. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed or will file with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. These filings, when available, are available on the investor relations section of our website at investors.boltbio.com and on the SEC’s website at www.sec.gov.

Investor Relations and Media Contact:

Matthew DeYoung

Argot Partners

(212) 600-1902

boltbio@argotpartners.com

BOLT BIOTHERAPEUTICS, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Collaboration revenue	$1,275	$1,433	$6,549	$3,259
Operating expenses:
Research and development	15,433	15,644	31,962	30,269
General and administrative	4,874	5,621	10,711	11,237
Restructuring charges	3,565	—	3,565	—
Total operating expense	23,872	21,265	46,238	41,506
Loss from operations	(22,597)	(19,832)	(39,689)	(38,247)
Other income, net
Interest income, net	1,402	1,775	3,008	3,210
Other income	—	—	4,675	—
Total other income, net	1,402	1,775	7,683	3,210
Net loss	(21,195)	(18,057)	(32,006)	(35,037)
Net unrealized (loss) gain on marketable securities	(8)	6	(81)	690
Comprehensive loss	$(21,203)	$(18,051)	$(32,087)	$(34,347)
Net loss per share, basic and diluted	$(0.56)	$(0.48)	$(0.84)	$(0.93)
Weighted-average shares outstanding, basic and diluted	38,128,344	37,750,393	38,098,383	37,717,391

BOLT BIOTHERAPEUTICS, INC.BALANCE SHEETS

(Unaudited, in thousands)

	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$6,202	$10,810
Short-term investments	67,495	91,379
Prepaid expenses and other current assets	2,934	3,519
Total current assets	76,631	105,708
Property and equipment, net	4,079	4,957
Operating lease right-of-use assets	17,559	19,120
Restricted cash	1,765	1,765
Long-term investments	23,834	26,413
Other assets	308	1,821
Total assets	$124,176	$159,784
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,627	$2,987
Accrued expenses and other current liabilities	10,254	12,486
Deferred revenue	2,024	2,201
Operating lease liabilities	2,995	2,782
Total current liabilities	17,900	20,456
Operating lease liabilities, net of current portion	15,896	17,437
Deferred revenue, non-current	4,520	9,107
Other long-term liabilities	-	43
Total liabilities	38,316	47,043
Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	482,194	476,988
Accumulated other comprehensive (loss) gain	(44)	37
Accumulated deficit	(396,291)	(364,285)
Total stockholders' equity:	85,860	112,741
Total liabilities and stockholders' equity	$124,176	$159,784

BOLT BIOTHERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Six Months Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(32,006)	$(35,037)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	915	925
Stock-based compensation expense	5,127	4,826
Accretion of discount on marketable securities	(1,824)	(1,964)
Non-cash lease expense	1,561	1,450
Changes in operating assets and liabilities:
Prepaid expenses and other assets	2,098	(928)
Accounts payable and accrued expenses	(2,629)	(5,428)
Operating lease liabilities	(1,328)	(1,139)
Deferred revenue	(4,764)	(1,217)
Other long-term liabilities	(43)	1
Net cash used in operating activities	(32,893)	(38,511)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	—	(35)
Purchases of marketable securities	(55,283)	(96,524)
Maturities of marketable securities	83,489	139,130
Net cash provided by investing activities	28,206	42,571
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	79	147
Net cash provided by financing activities	79	147
Net (decrease) increase in cash	(4,608)	4,207
Cash, cash equivalents and restricted cash at beginning of year	12,575	10,809
Cash, cash equivalents and restricted cash at end of period	$7,967	$15,016
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$6,202	$13,451
Restricted cash	1,765	1,565
Total cash, cash equivalents and restricted cash	$7,967	$15,016
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued liabilities	$37	$46
Deferred offering costs in accounts payable and accrued liabilities	$102	$102